Exhibit 10.22

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), made this 1st day of January, 2009, is entered into between Allied Nevada Gold Corp. (the “Company”) and Steven Gill (the “Employee”).

WHEREAS, the Company desires to employ the Employee and Employee desires to be employed by the Company on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee agree as follows:

1. Employment. The Company agrees to employ the Employee as the Corporate Controller of the Company and the Employee agrees to accept such employment upon the terms and conditions set forth in this Agreement. Specifically, the Employee’s primary responsibilities will be to assist in the development and direction of the Company’s corporate accounting and finance activities. The Employee will also be responsible for staffing the corporate accounting/finance group in an appropriate manner; developing budgets for agreed-upon programs; and implementing programs in a safe, efficient and environmentally sensitive manner. The Employee will also be responsible for providing accounting and financial expertise input on behalf of the Company for any merger or acquisition due diligence activities in which the Company becomes engaged during the Employee’s employment with the Company. In addition to the foregoing, the Employee shall have such additional responsibilities as may be assigned by the Company or its Chief Financial Officer (CFO) from time to time. The employee shall devote his full business time and effort to the performance of his duties for the Company, which he shall perform faithfully and to the best of his ability

2. Term. The Employee’s employment commenced on January 2, 2008. The Employee shall be an “at-will” employee of the Company whose employment may be terminated (by the Company or by the Employee) at any time, for any or no reason.

3. Compensation and Benefits.

a. Base Salary. The Company shall pay the Employee a base salary of US $6,458.33 twice each month (which annualizes to US $155,000.00). The Employee’s salary shall be payable in accordance with the normal payroll practices of the Company and shall be subject to applicable withholdings, deductions and taxes. Base salary may be adjusted on an annual basis.

b. Bonus. The Employee shall be eligible to be considered for a bonus upon achieving of certain pre-determined performance targets to be set by the Company’s Vice President and Chief Executive Officer and approved by the Board and consistent with any Incentive Compensation Plan established by the Company. The bonus shall be based, in part, on the Employee’s performance. The grant of such a bonus shall be in the sole discretion of the Board. The maximum bonus amount for which the Employee will be eligible is twenty-five percent (25%) of base salary earned for the calendar year. Bonuses will be earned only after they have been granted by the Company’s President and CEO and approved by the Company’s Board of Directors. The Employee must be actively employed by the Company and the Employee must not have tendered notice of termination of his employment at the time the Board considers granting of bonuses, and at the time the bonuses are actually granted and paid to be eligible to receive such bonus. Earned Bonuses will be paid by March 15 of the calendar year following the year in which the Bonus is earned.

c. Stock/Stock Options. The Employee will be eligible to participate in any Stock Option Plan that may become generally available for employees of the Company, on a basis commensurate with other employees of the Company.

d. Benefits. During his employment, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, benefit plans and policies such as medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior executives. The Company retains the rights to terminate or alter any such plans or policies from time to time, provided that such termination or alteration is done for all senior executives and not specifically for the Employee. The Employee shall also be entitled to vacations, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for personnel with commensurate duties. The employee will be entitled to four weeks of vacation per year.

e. Reimbursement of Business Expenses. The Company agrees to reimburse Employee for reasonable out-of-pocket expenses incurred in connection with Company business, including without limitation travel and accommodations for authorized business trips, and within standards to be established by the Board, provided receipts, invoices or other supporting documentation satisfactory to the Company supporting the expenses are presented to the Company. Reimbursement payments will be payable promptly, but no later than the end of the first calendar year after the year in which the expense was incurred.

4. Termination.

a. Rights and Duties. The Employee is an employee “at will.” Accordingly, the Company or the Employee may terminate his employment, at any time for any lawful reason, or no reason. The Employee and the Company agree that, without modifying or altering the Employee’s “at will” status, each will provide the other with at least thirty (30) days’ prior written notice of termination of the Employee’s employment with the Company. If the Employee gives notice of termination, such notice will be deemed a voluntary resignation by the Employee and the Company, in its sole discretion, may elect to relieve the Employee of any obligation to perform duties during the notice period, waive the notice period and immediately accept termination of the Employee’s employment, without changing the status of such termination as a voluntary resignation by the Employee. Should the Company in the event of a voluntary resignation decide to relieve the Employee of any obligation to perform duties during the notice period, waive the notice period and immediately accept termination of the Employee’s employment, it shall nonetheless continue his compensation and benefits for the term of the notice period, except that no bonus shall be earned or awarded during and after the notice period.

b. Termination by the Company for Cause. The Company may terminate the Employee’s employment at any time for “cause.” “Cause” shall mean:

i. Employee’s commission of an act of fraud or dishonesty which may or does adversely affect the Company;

ii. The Employee’s conviction or plea of guilty or nolo contendere to or engaging in any felony or crime involving moral turpitude, fraud, misrepresentation or other crime and/or indictment for a crime that, in the reasonable opinion of the Company, affects the Employee’s ability to perform the duties set forth in this Agreement and/or reflects negatively upon the Company;

iii. Unauthorized disclosure by the Employee of the Company’s Proprietary Information, as defined in the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement which results or could have been reasonably foreseen to result, in a material loss to the Company.

iv. The Employee’s failure (which shall not include any disability as defined below) or refusal to perform the duties and responsibilities of his employment and/or to follow the policies and procedures of the Company, including without limitation the failure or refusal to carry out lawful instructions from the Company’s CEO or Board. If such failure or refusal is reasonably possible of being cured in the opinion of the Company, then the Employee will be given thirty (30) days after written notice from the Company of such failure or refusal to cure.

c. Termination in the event of death or disability. The Agreement shall terminate upon the Employee’s death or disability. For purposes of the Agreement, “disability” is defined as any illness, injury, accident or condition of either a physical or mental nature as a result of which the Employee is unable to perform the essential functions of his duties and responsibilities for 90 days during any period of 365 consecutive calendar days or for any consecutive 90-day period.

d. Effect of termination.

i. If the Employee is terminated by the Company for Cause, due to death or due to disability, the Employee will only be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment. In the event of termination due to disability or to death, the Employee (or the Employee’s estate in the event of death) shall be permitted to receive benefits for which he and/or his beneficiaries are eligible and in which the Employee participated for long term disability insurance or life insurance the Company may have at that time.

ii. If the Agreement is terminated because of the Employee’s death, the Company shall pay to the estate of the Employee the salary and benefits which would otherwise have been payable to the Employee up to the date of termination of his employment because of death.

iii. In the event a Change of Control (as defined below) occurs and, if within one (1) year thereafter, the Employee’s employment is terminated as an involuntary termination by the Company for a reason other than for Cause, then the Employee will be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and, in exchange for the Employee’s execution of a separation agreement and general release in a form acceptable to the Company, the following:

a) A lump sum equal to twelve (12) months of his then current base salary, less applicable withholdings, such payment to be made within thirty (30) days after the Employee has provided to the Company an executed separation agreement and general release in a form acceptable to the Company plus a lump sum of one (1.0) times the Employee’s target bonus for the year in which his employment is terminated, all payments subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed by the Employee to the Company and/or overpayments made by the Company to the Employee;

b) If the Employee is eligible for and elects continuation of such coverage during the permissible time frame, the Company will pay premiums for continuation of health insurance coverage under COBRA or state equivalent, up to a maximum of $9,000, subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed to the Company and/or overpayments made by the Company to the Employee. The Employee will be responsible for premium payments for continuation of such group health insurance coverage; and

c) Immediate vesting of all unvested options and restricted share units (RSUs) previously granted to the Employee in a manner consistent with and subject to the Company’s Restricted Unit Plan and Stock Options Plan governing such options and units.

For purposes of this Agreement, “Change of Control” means the occurrence of a merger or consolidation of the Company whether or not approved by the Board of Directors, other than (A)(i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation or a merger or consolidation which is in effect a financing transaction for the Company, including, but not limited to, a reverse merger of the Company into a publicly traded “shell” company, or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

5. Nondisclosure, Noncompetition, Nonsolicitation and Inventions. As a condition of the Employee’s employment by the Company and the payment of compensation and receipt of benefits referred to above, the Employee has executed the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement, in the form attached hereto as Exhibit A. The Employee acknowledges that the Company would not offer him employment or provide compensation and/or benefits set forth above if he was not willing to be bound by the terms of such Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement. The Employee acknowledges that:

a. he has signed such an agreement prior to his commencing employment with the Company;

b. he continues to be bound by the terms of such agreement;

c. executing this Employment Agreement does not change or alter his obligations under the Nondisclosure, Noncompetitive, Nonsolicitation Agreement;

d. his continued employment is sufficient consideration for the Employer to remain bound by the terms of the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement; and

e. the terms of the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement are incorporated herein by reference.

6. Notice.

a. To the Company. The Employee will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies him to use):

Hal Kirby, Vice President and Chief Financial Officer

Allied Nevada Gold Corporation

9600 Prototype Court

Reno, NV 89521

b. To the Employee. All communications from the Company to the Employee relating to this Agreement shall be sent to the Employee in writing, addressed as follows (or in any other manner he notifies the Company to use):

Steven Gill

1655 Brentford Way

Reno, NV 89521

c. Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (1) three business days after mailing by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this section.

7. Modification or Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a Company officer duly authorized by the Board and the Employee.

8. Waiver. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future. No failure or delay by the Company in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right power or remedy.

9. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada.

10. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and his estate, but the Employee may not assign or pledge this Agreement or any rights arising under it. Without the Employee’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

11. Survival. The provisions of Sections 4 and 5 hereof and the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement shall survive termination of this Agreement or termination of the Employee’s employment with the Company or any successor or assign regardless of the reason for such termination.

12. Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Entire Agreement. The Employee acknowledges receipt of this Agreement and agrees that with respect to the subject matter hereof it along with the Nondisclosure, Noncompetition, Nonsolicitation and Invention Agreement, contains the entire understanding and agreement with the Company, superseding any previous oral or written communication, representation, understanding or agreement with the Company or any representative thereof. No term or condition should be construed strictly against any party on the basis that it was drafted by such party.

Steven Gill	ALLIED NEVADA GOLD CORP.

/s/ Steven Gill	/s/ Scott Caldwell
Date: 1/1/09	By: Scott Caldwell
Its: Pres and CEO
Date: 24 June 2009